Exhibit 5.1 and 23.1

Attorneys at Law 600 Quarrier Street, Charleston, WV 25301 P.O. Box 1386, Charleston, WV 25325-1386 304.347.1100 T (304) 347-1100 F (304) 343-3058

101 South Queen Street

Martinsburg, WV 25401

125 Granville Square, Suite 400

Morgantown, WV 26501

501 Avery Street

Parkersburg, WV 26101

1217 Chapline Street

Wheeling, WV 26003

Southpointe Town Center

1800 Main Street, Suite 200

Canonsburg, PA 15317

480 West Jubal Early Drive, Suite 130 Winchester, VA 22601

May 20, 2020	bowlesrice.com

Board of Directors United Bankshares, Inc. 500 Virginia Street, East Charleston, West Virginia 25301

Ladies and Gentlemen:

We have acted as counsel for United Bankshares, Inc., a West Virginia corporation (“United”), in connection with Post-Effective Amendment No. 1 to Form S-4 on Form S-8 (such Registration Statement, as amended or supplemented, the “Registration Statement”) being filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to up to 250,000 shares of United’s common stock, par value $2.50 per share (the “Shares”), that may be issued upon the exercise of certain outstanding option awards originally granted under the Carolina Financial Corporation 2013 Equity Incentive Plan (the “2013 Plan”), the First South Bancorp, Inc. 2008 Equity Incentive Plan (the “2008 Plan”), and the First South Bancorp, Inc. 1997 Stock Option Plan (the “1997 Plan”) (collectively, the “Plans”). This opinion is provided pursuant to the requirements of Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

We have participated in the preparation of the Registration Statement and have reviewed the Agreement and Plan of Merger, dated as of November 17, 2019, by and between United and Carolina Financial Corporation, a Delaware corporation (“Carolina Financial”). We have also reviewed originals or copies, certified or otherwise identified to our satisfaction, of all such corporate records of United and such other instruments and certificates of public officials, officers and representatives of United and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering this opinion expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

May 20, 2020

On the basis of such examination and having regard for such legal considerations as we deem relevant, and subject to the limitations and qualifications contained herein, it is our opinion that the Shares have been duly authorized by all necessary corporate action on the part of United and, upon issuance and delivery of, and payment for the Shares in the manner contemplated by the applicable Plans and relevant agreements duly authorized by and in accordance with the terms of the applicable Plans, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the federal law of the United States of America and the West Virginia Business Corporation Act (including the applicable reported judicial decisions interpreting that law).

We assume no obligation to update or supplement the foregoing opinion in order to reflect any changes of law or fact that may occur.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Yours very truly,

/s/ Bowles Rice LLP